Exhibit 99.1

For Immediate Release Investor Relations Fitzhugh Taylor (203) 682-8261 fitzhugh.taylor@icrinc.com

Ignite Restaurant Group, Inc. Names Robert S. Merritt New Chief Executive Officer

Houston, TX — (BUSINESS WIRE) — November 17, 2015 — Ignite Restaurant Group, Inc. (NASDAQ: IRG) today announced that Robert S. Merritt has been named Chief Executive Officer, effective November 17, 2015. Mr. Merritt will succeed Raymond A. Blanchette, III, who left Ignite Restaurant Group to pursue other opportunities.

Paul R. Vigano, Chairman of Ignite Restaurant Group, stated, “We are thrilled to have Bob join the company as Chief Executive Officer. Bob is one of the true pioneers in the casual dining industry and we are excited by the vast experience, vision and leadership that he brings to this new role. We look forward to working with Bob in his new role.”

Mr. Vigano added, “We would also like to thank Ray for all he has done for Ignite. He has provided thoughtful leadership during his tenure and we wish him much success in his future endeavors.”

Mr. Blanchette stated, “Ignite Restaurant Group is a special place with incredible people and brands. It has been an honor and a privilege to lead this company.”

Mr. Merritt’s career in the restaurant industry has spanned over three decades. He was an original member of the senior management team of Outback Steakhouse Inc. (currently, Bloomin’ Brands, Inc. (NASDAQ: BLMN)) where he oversaw their initial public offering and helped to expand the company’s initial operations from five restaurants in Florida in 1990 to over 1250 restaurants in 22 countries by his retirement in 2005. Mr. Merritt served on the Outback Steakhouse, Inc. board of directors from 1991 to 2005, and served on the boards of each of Outback’s operating subsidiaries and joint ventures. Mr. Merritt also served as President of and Chief Executive Officer of Benjamin Moore & Co., a producer of high-quality paints and finishes from June 2012 until September 2013. Mr. Merritt was appointed to our Board of Directors in 2014.

Mr. Merritt will remain on the Company’s Board of Directors, but will step down from the Audit Committee and the Nominating and Corporate Governance Committee, as he will no longer qualify as an independent director under Nasdaq listing standards. The Board has appointed Shauna R. King as the Chair of the company’s Audit Committee to replace Mr. Merritt and has also appointed Ann Iverson as a member of the Audit Committee.

About Ignite Restaurant Group

Ignite Restaurant Group, Inc. (NASDAQ: IRG) owns, and operates restaurants throughout the U.S. Headquartered in Houston, Ignite’s portfolio of restaurant concepts currently includes Joe’s Crab Shack and Brick House Tavern + Tap. Each brand offers a variety of high-quality, chef-inspired food and beverages in a distinctive, casual, high-energy atmosphere. For more information on Ignite and its distinctive brands visit www.igniterestaurantgroup.com.